Exhibit 99.1

ERHC Energy Inc. Reports First Quarter 2011 Financial Results

HOUSTON, February 9, 2011 - ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, has announced its results for the first quarter, ending on December 31, 2010, of ERHC's current financial year.

As of December 31, 2010, ERHC reported $18,360,698 in cash, cash equivalents and short-term investments, and virtually no debt. This cash includes $1,821,500 net proceeds from the sale of common shares in October 2010 under a securities purchase agreement.

During the first quarter, ERHC's general and administrative expenses totaled $1,220,493, which represented an increase over the first quarter of the previous financial year. The increase was primarily due to expenses related to the Company's proposed listing on the Alternative Investment Market (AIM) of the London Stock Exchange and to activities related to evaluation of potential acquisitions, at least one of which is currently in an advanced stage of negotiation.

ERHC holds working interests in Blocks 2, 3, 4, 5, 6 and 9 of the Nigeria-Sao Tome and Principe Joint Development Zone ("JDZ"). ERHC also holds 100 percent working interests in Blocks 4 and 11 of the Sao Tome and Principe Exclusive Economic Zone ("EEZ") with an option to acquire up to 15 percent working interests in two more Blocks in the EEZ.

About ERHC Energy

ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

Cautionary Statement

This press release contains statements concerning ERHC Energy Inc.'s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders' meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information. Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied. A discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company's ability to exploit its commercial interests in the JDZ and the Exclusive Economic Zone of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company's control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.